Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER RESULTS

Sales decreased 4%, in line with expectations
Strong order growth of 13% driven by both Office and Hospitality
Transformation Plan cost savings of $7.1 million exceeded expectations in the quarter
Operating Income margin of 7.4%, or 8.6% on an adjusted basis, increased 220 basis points

JASPER, IN (February 4, 2020) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter ended December 31, 2019.
Highlights (Performance is based upon year-over-year comparison):
Second Quarter FY 2020

•	Net sales decreased 4% as expected due to both the Kimball brand realignment plan and lapping strong comps

•	Orders increased 13% driven by growth in all verticals

•
Operating income margin of 7.4%, or 8.6% on an adjusted basis, increased 220 basis points driven by a 170 basis points improvement in gross margin and a 50 basis point reduction in adjusted selling and administrative expenses

•	Transformation savings of $7.1 million realized during the quarter, exceeded expectations

•	Net income of $11.0 million, increased 17%

•	Adjusted EBITDA of $20.9 million, increased 23%, and adjusted EBITDA margin of 10.9%, increased 240 basis points

•	Diluted EPS of $0.30, or $0.33 on an adjusted basis, an increase of 27% compared to $0.26 a year ago

Kimball International CEO Kristie Juster commented, “We continued to exceed expectations in delivery of our transformation savings, resulting in a significant improvement in earnings again this quarter. This delivery of savings increases our confidence in our plan enabling us to increase to our projected full-year savings from $16.0 million to $21.0 million for fiscal year 2020. I am very proud of the organization’s flexibility in embracing this new way of working. The execution of this transformation plan and our recently announced plans to centralize our manufacturing operations pave the way forward for both improved profit and increased investment for growth.
Ms. Juster continued, “Our sales performance this quarter was in line with our expectations but below our overall expected organic growth rate of 4% to 7%. I am very encouraged by our 13% order growth in the quarter across all verticals. The increase in our order backlog positions us very well for a strong second half of our fiscal year.

Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2019	December 31, 2018	Percent Change
Net Sales	$192,164	$201,008	(4%)
Gross Profit	$65,341	$64,989	1%
Gross Profit %	34.0%	32.3%
Selling and Administrative Expenses	$49,719	$51,491	(3%)
Selling and Administrative Expenses %	25.9%	25.6%
Restructuring Expense	$1,396	$0
Operating Income	$14,226	$13,498	5%
Operating Income %	7.4%	6.7%
Adjusted Operating Income *	$16,513	$12,903	28%
Adjusted Operating Income %	8.6%	6.4%
Net Income	$11,039	$9,405	17%
Adjusted Net Income *	$12,206	$9,777	25%
Diluted Earnings Per Share	$0.30	$0.25	20%
Adjusted Diluted Earnings Per Share *	$0.33	$0.26	27%
Return on Invested Capital	38.4%	33.6%
Adjusted EBITDA *	$20,927	$16,987	23%
Adjusted EBITDA %	10.9%	8.5%

* The items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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Consolidated net sales decreased 4% due to the impact of Kimball brand realignment to higher growth markets and extremely strong comps from our three focused verticals which had growth in the prior year of: Commercial +29%, Hospitality +16%, and Healthcare +20%.

•
Orders during the quarter increased a strong 13%. All verticals reported orders growth in the quarter with hospitality leading at 31%. The growth within the hospitality vertical was attributable to the strong Las Vegas market. The healthcare vertical grew 10% following 22% growth in the prior year driven by the Kimball brand’s continued investment and strategic shift to this higher growth vertical.

•
Sales of new office products, defined as those introduced in the last three years, continued to excel representing approximately 29% of total office sales compared to 27% in the prior year period and an increase of 2%. The National brand had new product growth of 28% with much of this focused on ancillary products.

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Gross profit margin of 34.0% increased 170 basis points from the prior year. Increases in product pricing and the savings realized from our transformation plan were partially offset by the loss of operating leverage on lower sales volumes and higher employee healthcare expenses.

•
Selling and administrative expenses of $49.7 million declined $1.8 million compared to the prior year, but increased 30 basis points to 25.9% of net sales. Lower costs during the quarter compared to the prior year included the benefit from the transformation plan of $3.3 million and lower sales commissions of $1.0 million, partially offset by higher Supplemental Employee Retirement Plan expense of $1.8 million and higher healthcare expenses of $0.7 million. On an adjusted basis, selling and administrative dollars were down 50 basis points year over year. The reduction in selling and administrative expenses was achieved while investing $1.8 million in growth initiatives related to our Kimball International Connect strategy. As we gain more confidence in the execution of our transformation savings, we will continue to ramp our growth investments.

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Restructuring expenses of $1.4 million were incurred related to the continuing execution of our transformation plan, primarily for employee transition costs and lease-related charges. Total estimated restructuring expenses for the transformation plan are expected to be between $9.0 to $10.0 million for the fiscal year.

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Our effective tax rate was 28.4% for the quarter compared to 25.6% in the prior year period. The increase was primarily driven by nondeductible expenses. We continue to expect our fiscal year tax rate to be within a range of 25% to 28%.

•
Net cash flow provided by operating activities totaled $2.3 million compared to $16.8 million in the prior year. The decrease was driven by a change in payment schedule in the annual incentive program and other working capital changes. Capital expenditures during the quarter were $6.2 million, and we returned $4.6 million to shareholders in the form of dividends and share repurchases.

•
As of December 31, 2019, the Company’s cash, cash equivalents, and short-term investments totaled $97.1 million, down $9.2 million since June 30, 2019. The fiscal year 2020 year to date decline was primarily due to capital expenditures of $13.5 million and the return of $7.6 million in capital to shareholders, including $6.3 million in dividends and $1.3 million in stock repurchases, which more than offset the $13.4 million in cash flows from operations.

Fiscal Year 2020 – 2022 Financial Targets

•	Organic sales growth: 4% to 7% CAGR

•	Adjusted EBITDA: 150 to 250 basis points improvement

•	Adjusted EPS: 10% to 15% CAGR

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are (1) adjusted selling and administrative expense; (2) adjusted EBITDA; (3) adjusted operating income; (4) adjusted net income; and (5) adjusted diluted earnings per share. Adjusted operating income, adjusted net income, and adjusted diluted earnings per share each exclude restructuring expense and CEO transition costs from the GAAP income measure. Adjusted selling and administrative expense excludes market value adjustments related to the SERP liability and CEO transition costs from the GAAP income measure. Additionally, adjusted operating income excludes market value adjustments related to the SERP liability. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, amortization expense, restructuring expense, and CEO transition costs. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that Adjusted EBITDA and other metrics excluding restructuring expense, CEO transition expenses, and market value adjustments related to the SERP liability are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Return on Invested Capital is a key performance indicator calculated as: [(Earnings Before Interest, Taxes, Amortization, Restructuring Expense, and CEO Transition Costs) multiplied by (1 minus Effective Tax Rate)] divided by (Total Shareholders’ Equity plus Net Debt). Net Debt is defined as current maturities of long-term debt plus long-term debt less cash, cash equivalents, and short-term investments.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, adverse changes in the global economic conditions, the impact of changes in tariffs, increased global competition, significant reduction in customer order patterns, loss of key suppliers, loss of or significant volume reductions from key contract customers, financial stability of key customers and suppliers, relationships with strategic customers and product distributors, availability or cost of raw materials and components, changes in the regulatory environment, global health concerns, or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2019 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	February 5, 2020
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
For over 65 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, National, Kimball Hospitality, David Edward, and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establish us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareholders, and the communities in which we operate. In fiscal year 2019, the Company generated $768 million in revenue and employed over 3,000 people. To learn more about Kimball International, Inc. (KBAL), visit www.kimballinternational.com.

Financial highlights for the second quarter ended December 31, 2019 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2019		December 31, 2018
Net Sales	$192,164	100.0%	$201,008	100.0%
Cost of Sales	126,823	66.0%	136,019	67.7%
Gross Profit	65,341	34.0%	64,989	32.3%
Selling and Administrative Expenses	49,719	25.9%	51,491	25.6%
Restructuring Expense	1,396	0.7%	0	0.0%
Operating Income	14,226	7.4%	13,498	6.7%
Other Income (Expense), net	1,185	0.6%	(854)	(0.4%)
Income Before Taxes on Income	15,411	8.0%	12,644	6.3%
Provision for Income Taxes	4,372	2.3%	3,239	1.6%
Net Income	$11,039	5.7%	$9,405	4.7%

Earnings Per Share of Common Stock:
Basic	$0.30		$0.26
Diluted	$0.30		$0.25

Average Number of Total Shares Outstanding:
Basic	36,921		36,793
Diluted	37,221		37,088

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2019		December 31, 2018
Net Sales	$393,616	100.0%	$395,131	100.0%
Cost of Sales	257,905	65.5%	264,269	66.9%
Gross Profit	135,711	34.5%	130,862	33.1%
Selling and Administrative Expenses	100,633	25.5%	103,670	26.2%
Restructuring Expense	5,746	1.5%	0	0.0%
Operating Income	29,332	7.5%	27,192	6.9%
Other Income (Expense), net	1,770	0.4%	(158)	(0.1%)
Income Before Taxes on Income	31,102	7.9%	27,034	6.8%
Provision for Income Taxes	8,679	2.2%	6,753	1.7%
Net Income	$22,423	5.7%	$20,281	5.1%

Earnings Per Share of Common Stock:
Basic	$0.61		$0.55
Diluted	$0.60		$0.54

Average Number of Total Shares Outstanding:
Basic	36,929		36,951
Diluted	37,274		37,347

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2019	June 30, 2019
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$71,430	$73,196
Short-term investments	25,648	33,071
Receivables, net	62,344	63,120
Inventories	49,743	46,812
Prepaid expenses and other current assets	15,511	13,105
Assets held for sale	281	281
Property and Equipment, net	93,205	90,671
Right of use lease assets	17,092	0
Goodwill	11,160	11,160
Intangible Assets, net	12,510	12,108
Deferred Tax Assets	9,663	8,722
Other Assets	14,092	12,420
Total Assets	$382,679	$364,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$27	$25
Accounts payable	39,621	47,916
Customer deposits	32,494	24,611
Current portion of lease liability	4,443	0
Dividends payable	3,477	3,038
Accrued expenses	37,775	57,494
Long-term debt, less current maturities	109	136
Long-term lease liability	16,570	0
Other	15,574	14,956
Shareholders’ Equity	232,589	216,490
Total Liabilities and Shareholders’ Equity	$382,679	$364,666

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2019	2018
Net Cash Flow provided by Operating Activities	$13,402	$23,908
Net Cash Flow used for Investing Activities	(6,747)	(21,849)
Net Cash Flow used for Financing Activities	(8,419)	(15,750)
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(1,764)	(13,691)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	73,837	53,321
Cash, Cash Equivalents, and Restricted Cash at End of Period	$72,073	$39,630

Net Sales by End Vertical Market
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2019	2018	% Change	2019	2018	% Change
Commercial	$55.8	$63.6	(12%)	$111.0	$120.2	(8%)
Education	20.1	18.1	11%	54.8	52.7	4%
Finance	16.8	18.1	(7%)	34.0	36.3	(6%)
Government	21.7	18.8	15%	40.3	35.9	12%
Healthcare	28.2	28.5	(1%)	57.1	52.9	8%
Hospitality	49.6	53.9	(8%)	96.4	97.1	(1%)
Total Net Sales	$192.2	$201.0	(4%)	$393.6	$395.1	0%

Orders Received by End Vertical Market
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2019	2018	% Change	2019	2018	% Change
Commercial	$60.8	$58.2	4%	$113.8	$119.1	(4%)
Education	19.9	19.4	3%	44.7	41.2	8%
Finance	18.9	17.9	6%	39.1	35.4	10%
Government	23.6	20.9	13%	43.3	39.2	10%
Healthcare	32.8	29.7	10%	62.4	57.5	9%
Hospitality	58.9	44.9	31%	101.9	96.1	6%
Total Orders Received	$214.9	$191.0	13%	$405.2	$388.5	4%

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Amounts in Thousands)	2019	2018	2019	2018
Interest Income	$489	$428	$1,096	$847
Interest Expense	(21)	(56)	(44)	(106)
Gain (Loss) on Supplemental Employee Retirement Plan Investments	716	(1,097)	774	(726)
Other Non-Operating Income (Expense)	1	(129)	(56)	(173)
Other Income (Expense), net	$1,185	$(854)	$1,770	$(158)

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Adjusted Selling and Administrative Expense
	Three Months Ended
	December 31,
	2019	2018
Selling and Administrative Expense, as reported	$49,719	$51,491
Less: Pre-tax Expense Adjustment to SERP Liability	(716)	1,097
Less: Pre-tax CEO Transition Costs	(175)	(502)
Adjusted Selling and Administrative Expense	$48,828	$52,086
Adjusted Selling and Administrative Expense %	25.4%	25.9%

Adjusted Operating Income
	Three Months Ended
	December 31,
	2019	2018
Operating Income, as reported	$14,226	$13,498
Add: Pre-tax Restructuring Expense	1,396	0
Add: Pre-tax Expense Adjustment to SERP Liability	716	(1,097)
Add: Pre-tax CEO Transition Costs	175	502
Adjusted Operating Income	$16,513	$12,903

Adjusted Net Income
	Three Months Ended
	December 31,
	2019	2018
Net Income, as reported	$11,039	$9,405

Pre-tax CEO Transition Costs	175	502
Tax on CEO Transition Costs	(45)	(130)
Add: After-tax CEO Transition Costs	130	372
Pre-tax Restructuring Expense	1,396	0
Tax on Restructuring Expense	(359)	0
Add: After-tax Restructuring Expense	1,037	0
Adjusted Net Income	$12,206	$9,777

Adjusted Diluted Earnings Per Share
	Three Months Ended
	December 31,
	2019	2018
Diluted Earnings Per Share, as reported	$0.30	$0.25
Add: After-tax CEO Transition Costs	0.00	0.01
Add: After-tax Restructuring Expense	0.03	0.00
Adjusted Diluted Earnings Per Share	$0.33	$0.26

Earnings Before Interest, Taxes, Depreciation, and Amortization excluding Restructuring Expense and CEO Transition Costs (“Adjusted EBITDA”)
	Three Months Ended
	December 31,
	2019	2018
Net Income	$11,039	$9,405
Provision for Income Taxes	4,372	3,239
Income Before Taxes on Income	15,411	12,644
Interest Expense	21	56
Interest Income	(489)	(428)
Depreciation	3,866	3,729
Amortization	547	484
Pre-tax CEO Transition Costs	175	502
Pre-tax Restructuring Expense	1,396	0
Adjusted EBITDA	$20,927	$16,987